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                                                               Exhibit 23.02


                         CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to incorporation herein by reference of our report dated August 6, 1999, except as to note 12(c) which is as of September 20, 1999, relating to the balance sheets of Keynote Systems, Inc. and as September 30, 1997 and 1998, and June 30, 1999, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended September 30, 1998, and the nine month period ended June 30, 1999, which report appears in Registration Statement No 333-82781 of Keynote Systems, Inc.


                                       /s/ KPMG LLP

Mountain View, California
September 22, 1999